Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Science 37 Holdings, Inc. 2021 Incentive Award Plan, Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan and Science 37, Inc. 2015 Stock Plan of our report dated June 16, 2021, except for the Liquidity section of Note 1 and the Going Concern section of Note 18 as to which the date is November 5, 2021, with respect to the consolidated financial statements of Science 37, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Science 37 Holdings, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Los Angeles, California

February 9, 2022